Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated May 12, 2024, with respect to the consolidated financial statements of Galaxy Digital Holdings LP and subsidiaries, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP

New York, New York
November 26, 2024